Exhibit 99.1

Cascade Microtech Reports Third Quarter 2007 Results

Revenues of $21.3 million and EPS loss of 2 cents in line with Preliminary results announced October 3, 2007

October 23, 2007

PORTLAND, Ore.—(BUSINESS WIRE)—Cascade Microtech (NASDAQ:CSCD - News), today reported financial results for the third quarter ended September 30, 2007.

Highlights for the Third Quarter 2007 include:

•	Revenues of $21.3 million, down 11% sequentially and down 7% from Q3 last year;

•	$15.7 million Engineering Products Division revenue, down 18% sequentially and 13% over Q3 last year;

•	$5.6 million Production Products Division revenue, up 11% sequentially and up 16% over Q3 last year; Q3 results this year include $1.4 million in revenue from the Gryphics acquisition;

•	EPS loss of $0.02 per share includes amortization of purchased intangibles of $668,000;

•	During the third quarter, we acquired certain assets of our German distributor for approximately $1.8 million.

“As previously reported, our Engineering Products Division experienced some system order delays and push outs in the third quarter. Our overall systems bookings were lower than expected for the third quarter and our systems book to bill ratio was below one. In our Production Products Division, however, both Pyramid Probe Card revenues and bookings were in line with our plan and the book to bill ratio was above one as we continue to build a more diversified customer base”, said Eric Strid, CEO of Cascade Microtech.” We were disappointed with our operating performance in the quarter and have taken steps during and after the end of the quarter to reduce our expenses in order to return to GAAP profitability in the near term”, added Strid.

Revenue for the third quarter was $21.3 million, net loss for the quarter was $0.2 million and loss per share was $0.02 compared to revenue of $24.1 million, net income of $0.2 million and diluted earnings per share of $0.02 for the second quarter of 2007.

For the third quarter, there was a tax charge of $194,000 due to additional tax contingency provisions compared to a tax benefit of $248,000 in the second quarter of 2007.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that fourth quarter 2007 revenues will be in the range of $20 million to $22 million and that diluted earnings per share will be in the range of a loss of $0.02 to earnings of $0.02.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the fourth quarter of 2007 and any acquisition-related charges are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EDT (2 p.m. PDT) on October 23, 2007 to discuss its results for the third quarter ended September 30, 2007 and its outlook for the fourth quarter of 2007.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EDT at this same internet address. (For a telephone replay, dial 888-286-8010 passcode: 39602458; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2007	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$2,780	$3,495	$5,260
Marketable securities	29,428	24,425	38,534
Accounts receivable, net	18,494	20,336	17,642
Inventories	17,316	15,679	15,094
Prepaid expenses and other	2,514	1,842	2,055
Deferred income taxes	2,236	2,059	2,042

Total current assets	72,768	67,836	80,627

Long-term investments	3,598	9,442	9,662
Fixed assets, net	14,365	12,504	6,818
Deferred income tax	—	—	682
Goodwill	16,225	15,651	1,295
Purchased intangible assets, net	15,690	15,164	2,610
Other assets	2,504	2,281	2,092

	$125,150	$122,878	$103,786

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$6	$6	$—
Accounts payable	6,647	5,432	6,013
Deferred revenue	531	808	1,184
Accrued liabilities	4,529	4,280	5,026

Total current liabilities	11,713	10,526	12,223

Long-term debt and capital leases	24	25	—
Deferred income tax	3,839	3,858	—
Deferred revenue	589	460	199
Other long-term liabilities	1,977	1,922	1,171

Total liabilities	18,142	16,791	13,593

Stockholders’ equity:
Common stock	78,986	77,894	63,261
Unrealized holding gain (loss) on investments	19	(26)	(1)
Retained earnings	28,003	28,219	26,933

Total stockholders’ equity	107,008	106,087	90,193

	$125,150	$122,878	$103,786

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended September 30,
	September 30, 2007	June 30, 2007	September 30, 2006	2007	2006

Sales	$21,343	$24,116	$22,950	$67,930	$62,247

Cost of sales	11,355	13,186	12,929	36,628	34,688
Stock-based compensation	100	127	107	349	332

Gross profit	9,888	10,803	9,914	30,953	27,227

Operating expenses:
Research and development (includes $86, $89, $77, $254, $230 respectively, of stock-based compensation)	2,723	3,120	2,231	8,482	6,379
Selling, general and administrative (includes $385, $408, $332, $1,154, $854 respectively, of stock-based compensation)	6,747	7,439	6,222	20,850	18,039
Amortization of purchased intangibles	668	555	—	1,329	—

Total operating expenses	10,138	11,114	8,453	30,661	24,418

Income (loss) from operations	(250)	(311)	1,461	292	2,809

Other income (expense):
Interest income	330	366	428	1,151	1,195
Interest expense	—	—	—	(1)	—
Other, net	(101)	(65)	272	(56)	319

Total other income (expense)	229	301	700	1,094	1,514

Income (loss) before income taxes	(21)	(10)	2,161	1,386	4,323
Provision (benefit) for income taxes	195	(248)	929	316	1,639

Net income (loss)	$(216)	$238	$1,232	$1,070	$2,684

Net income per share:
Basic	$(0.02)	$0.02	$0.11	$0.09	$0.24
Diluted	$(0.02)	$0.02	$0.10	$0.08	$0.23
Shares used in computing net income per share:
Basic	12,799	12,724	11,475	12,447	11,420
Diluted	12,799	13,038	11,930	12,755	11,845

Contact:

Steven Sipowicz, Chief Financial Officer

(503) 601-1000